Exhibit 10.1

***Confidential Treatment Requested Under 17 C.F.R. Section 240.24b-2.

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement (this “Agreement”) is made and entered into as of June 13, 2005 (the “Effective Date”), by and between IGT (together with each of its affiliates and wholly owned subsidiaries “IGT”), a Nevada corporation, and Shuffle Master, Inc. (together with each of its affiliates and wholly-owned subsidiaries “SMI”), a Minnesota corporation.

1.0                   Definitions.

1.1                   “Alcorn Patents” means all patents and patent applications identified on Exhibit A as Alcorn patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.2                 “ENPAT Patents” means all patents and patent applications identified on Exhibit A as ENPAT patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.3                   “Fishbine Patents” means all patents and patent applications identified on Exhibit A as Fishbine patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.4                   “Patent Family” means, with respect to a patent or patents, and/or a patent application or applications (the “Reference Patents or Applications”), (a) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts thereof (“Derived Patents”); (b) any patents which issue from or claim a priority date to the Reference Patents or Applications or the Derived Patents (“Daughter Patents”); (c) any and all patents, patent applications or provisional applications from which the Reference Patents or Applications, the Derived Patents or the Daughter Patents claim priority directly or through another patent or patent applications (“Grandparent/Parent Patents or Applications”); (d) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Grandparent/Parent Patents or Applications; (e) any patents which issue from or claim a priority date to the Grandparent/Parent Patents or Applications (“Sister Patents or Applications”); (f) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Sister Patents or Applications; and (g) any patents which issue from or claim a priority to the Sister Patents or Applications.

1.5                   “PGIC” means Mikohn Gaming Corporation, a Nevada corporation doing business as Progressive Gaming International Corporation.

1.6                   “PGIC Scope of Product” shall have the meaning set forth in the Three-Party Agreement.

1.7                   “Purchased Patents” means the ENPAT Patents, the Schubert Patents, and the Fishbine Patents.

1.8                   “RFID” means radio frequency identification.

1.9                   “Schubert Patents” means all patents and patent applications identified on Exhibit A as Schubert patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.10            “Three-Party Agreement” means that certain Product Development and Integration Agreement, effective as of June 13, 2005, by and among PGIC, SMI and IGT.

2.0                   Term.

2.1                    Term.  The term of this Agreement shall commence upon the Effective Date and continue until the last to expire of i) the Alcorn Patents or ii) the Purchased Patents (whichever expiration is the latest), subject to the terms of Section 5.4 (the “Term”).

3.0                   Patent Purchase.

3.1                   Acquisition of Joint Ownership Interest in Purchased Patents.  Subject to the receipt of the consideration specified in Section 5.1 SMI hereby assigns, transfers and conveys to IGT, subject to the terms of Section 5.4, and IGT hereby accepts, an equal and undivided joint ownership interest in and to: (a) all Purchased Patents, including without limitation, the right (subject to Section 8.3 hereof), to sue or bring other actions for past, present and future infringement thereof, subject to the terms and conditions set forth in this Agreement; and (b) all rights, obligations and liabilities relating to the Purchased Patents, including without limitation: (i) […***…], and […***…] of the […***…] as […***…], only for […***…] the […***…] on […***…], excluding the […***…] of […***…]; and ii) rights, obligations, limitations or liabilities under the existing ENPAT Patent license agreements with PGIC and Bourgogne/GPI.

3.2                   IGT and SMI Use of Purchased Patents.  As joint owners of the Purchased Patents, each of IGT and SMI shall have the right to use and enjoy all rights under the Purchased Patents, without restrictions, including but not limited to, the rights to make, have made, use, import, export, offer to sell, sell and have sold (subject to the terms and conditions contained in the Three-Party Agreement and except as set forth in Sections 3.1, 3.3, 3.4, 5.4, and 7), and without any right or obligation of accounting, profit-sharing or royalty payment with respect to the other party (except as set forth in Sections 3.3 and 6).  The limitations on IGT’s and SMI’s use of the Purchased Patents with respect to sublicensing, assignment and transfer shall continue even after any termination of the Three-Party Agreement.  This Section does not grant either Party the right to sell one or more of the Purchased Patents.

3.3                   IGT and SMI Licensing of Purchased Patents.  Except as set forth in the Three-Party Agreement, neither IGT nor SMI will grant any licenses under any Purchased Patents to any third party without the express, advance, written consent of the other party in each instance, which consent may be granted, withheld or conditioned in the other party’s sole and absolute discretion.  The royalties from any such license(s) shall be shared equally by IGT and SMI, except as provided for in Section 6.2.  Each of SMI and IGT hereby consent to the grant of a non-exclusive license of the ENPAT

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Patents to PGIC, solely for the purposes set forth in, and subject to the terms of, and limitations contained in, the Three-Party Agreement and in this Agreement.

3.4                   IGT and SMI Sale of Purchased Patents.  Neither IGT nor SMI will assign, transfer convey or grant any right, title or interest in or to any Purchased Patents to any third party without the express, advance, written consent of the other party in each instance, which consent may be granted, withheld or conditioned in the other party’s sole and absolute discretion.

3.5                   Further Assurances.  Each party shall execute and deliver to the other party such instruments of assignment, consent, powers of attorney and other instruments as may be reasonably requested by each party in order to vest in IGT joint ownership of the Purchased Patents, or, if applicable to divest IGT of any ownership of the ENPAT Patents pursuant to Section 5.4.  Each party shall, at the other party’s expense, execute any documents, and perform any acts reasonably requested by said other party, consistent herewith and to implement of the content of this Agreement.    If either party fails to do so within 15 days of the other party’s request, and said other party does not promptly and reasonably object within such time period to the execution of such documentation or the performance of such acts, then the requesting party and its agents and representatives are authorized to perform such acts and execute all such documents in said other party’s name and on said other party’s behalf, including filing and/or recording such documents in appropriate governmental or administrative offices.

3.6                   Reserved Rights.  Except for the rights expressly granted by each party under this Agreement, each party reserves all rights in any intellectual property owned, acquired or created by such party, and no rights are granted to the other party in such intellectual property except as expressly set forth herein.

3.7                   Due Diligence.  Subject to the execution of the Commonality of Interest protective agreement referenced in Section 3.9, any protective orders that may govern such disclosure, and this Agreement, IGT shall have the right to immediately meet with and receive all materials from SMI’s legal representatives related to any litigation involving the Purchased Patents, and/or any prior investigation or prior due diligence involving the Purchased Patents.  Legal fees and costs incurred by SMI from SMI’s legal representatives with respect to IGT receiving information related to any litigation involving the Purchased Patents shall be […***…] by […***…].  All other legal fees and costs incurred under this Section 3.7 shall be […***…] by […***…].

3.8                   Prior Patent Representations & Warranties.  SMI shall assign and vest in IGT an equal share of all representations and warranties that SMI has received or has rights to, from any previous owner or warrantor of any of the Purchased Patents.

3.9                   SMI Full Disclosure.  SMI and IGT shall make reasonable attempts, within twenty (20) days of the Effective Date, to enter into a Commonality of Interest protective agreement, such agreement being for the purpose of […***…] and […***…] relating to the […***…].  Subject to the terms of such and agreement, SMI shall, within ninety (90) days of the Effective Date, provide to IGT […***…], […***…], […***…] relating to the […***…] and/or […***…] related to the […***…], without any […***…], by SMI.

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4.0                   Covenant Not To Sue

4.1                   Covenant Not to Sue on Alcorn Patents.  IGT on its own behalf, and on behalf of any heirs, assigns, successors, affiliates and acquirers (“Successors”), hereby agrees that neither it nor its Successors will assert any claim of patent infringement (including direct infringement, contributory infringement, and inducing infringement) of the Alcorn Patents against SMI, its officers, directors, employees, agents, customers or Successors (either of SMI or its multi-station product line), arising out of SMI’s (or any of SMI’s customers or SMI’s Successor’s), making, having made, using, selling or offering to sell any […***…] on a […***…], provided the […***…]: (a) has […***…]; (b) has no […***…] but no […***…] per a […***…], and each […***…] is only […***…] to […***…] on and […***…] in association with a […***…] that is […***…] or common to the […***…]; (c) is designed to […***…] or […***…] a […***…], limited to […***…]; (d) is not […***…] in any manner to […***…] with any […***…] from the […***…] for purposes of […***…] and/or […***…] and/or […***…] in any manner; (e) is not used with, and/or is not […***…] to […***…] with, any […***…]; and (f) is not operable to be played by, or wagered upon by, any […***…] not […***…] at an associated […***…].  The term of this Covenant Not to Sue shall commence upon the Effective Date and continue until […***…].  Except as otherwise provided herein, SMI will not assign, transfer convey or grant any right, title or interest in or to this Section 4.1 to any third party without the express, advance, written consent of IGT, which consent may be granted, withheld or conditioned at IGT’s sole and absolute discretion.  Further, any and all […***…] and any device(s) […***…] is not contemplated nor deemed to be included within the scope of this Section 4.1.

5.0                   IGT Payments.

5.1                   Consideration.  In consideration for an equal and undivided joint ownership interest in the ENPAT, Schubert and Fishbine Patents, the reimbursement of the Mindplay Litigation Costs, and the SMI Covenant, IGT shall pay to SMI the sum of Ten Million, Five Hundred and Ten Thousand Dollars ($10.510 million) (the “First Payment”), which sum shall be due to SMI upon execution of this Agreement and payable within ten (10) days, and in addition, the Future Payment shall be either paid or not paid, as set forth in Section 5.4.

5.2                   Nonrefundability.  The First Payment shall be non-refundable, and if and once made, the Future Payment shall be non-refundable.

5.3                   Continuing Litigation.  For the […***…] Litigation, the […***…] for […***…] (from the law firm of […***…]) shall be retained unless dismissed by […***…], at […***…].  […***…] shall […***…] the […***…] of such continuing litigation.  […***…] agrees that the […***…] from the law firm of […***…] shall, and have agreed to, […***…] for all existing litigation with respect to the […***…], subject to […***…] by […***…] of […***…].  Subject to the terms and conditions of Section 8.4, beginning as of […***…], and for only the claims pending before the court in the […***…] Litigation on  […***…], excluding the […***…] shall […***…] in all […***…], including all […***…].  If […***…] or […***…] are

***Confidential Treatment Requested

[…***…], in […***…] or in […***…], any […***…] or other […***…] as a result of the lawsuit, […***…].

5.4                   Future Payment.  IGT may, at IGT’s sole discretion, pay to SMI the sum of Four Million, Eight Hundred and Seventy-five Thousand Dollars ($4.875 million) (the “Future Payment”), which sum will be paid on or by June 29, 2007.  IGT may elect to make the Future Payment on or prior to June 29, 2007.  If IGT does not make the Future Payment on June 29, 2007, then SMI shall give IGT written notice thereof and IGT shall have twenty (20) additional business days to make the Future Payment.  If the Future Payment is not made within said twenty (20) additional business day period, then: (a) IGT’s entire ownership interest, including the rights afforded per said ownership interest as identified in Section 3.2 in the ENPAT Patents shall immediately revert to SMI; (b) SMI shall not owe IGT for any Royalties that accrue from the ENPAT Patents after June 29,2007; (c) the SMI Covenant provision of the Three-Party Agreement as contained in Sections 6(b)(i) and 6(b)(ii) thereof shall be immediately severed from the Three-Party Agreement and such severed Sections shall be of no further force or effect; and (d) IGT shall have no further obligations and liabilities, as conveyed in this Agreement, relating to the ENPAT Patents.  All other terms of this Agreement and the Three-Party Agreement shall survive this Section 5.4, including but not limited to all Scope of Product and other Covenant provisions, ownership interests in the Fishbine and Schubert Patents and […***…].

6.0                   SMI Payments.

6.1                   IGT Share of SMI Royalties.  Subject to Section 5.4 and except as provided in Section 6.2 hereof, SMI will pay IGT an amount equal to 50% of any and all fees or royalties actually received by SMI from the licensing of the Purchased Patents to any third party or from otherwise permitting any third party to use the Purchased Patents, including all licenses and permitted uses existing as of the Effective Date (the “Royalties”).

6.2                   IGT Share of Royalties from PGIC.  Pursuant to and in accordance with Section 7(d) of the Three-Party Agreement, for any additional license scope granted by IGT and/or SMI to PGIC to any of the Purchased Patents, IGT shall receive […***…] of all Royalties collected, regardless of whether collected by IGT or SMI.

6.3                   Payment Terms.  The Royalties for each quarter during the Term shall be paid to IGT within 30days of the end of such quarter during which the corresponding fees, royalties or other consideration was actually received by SMI, in United States dollars, without deductions for taxes, assessments, fees, or charges of any kind.

6.4                   Royalty Reports.  Along with each such payment of Royalties to IGT, SMI shall include the report received from each licensee describing the circumstances from which such Royalties were derived, which report shall include, without limitation, (a) an accounting of all fees, royalties or other consideration derived from the licensing of the Purchased Patents to third parties or from otherwise permitting third parties to use the Purchased Patents, (b) the calculation of Royalties thereon, (c) identification of the particular Purchased Patents under license, (d) the names and addresses of all licensees of the Purchased Patents.

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6.5                   Records.  SMI shall keep true and accurate books of its account containing all particulars that may be necessary for the purpose of verifying the accuracy of the Royalties payable and paid to IGT hereunder.  Such books and the supporting data shall be open at all reasonable times for five years following the end of the calendar year to which they pertain, to inspection by IGT and/or an accountant employed by IGT for the purpose of verifying SMI’s Royalty obligations or other SMI obligations under this Agreement.  The costs of such inspection shall be borne by IGT unless the amounts paid by SMI, pursuant to the royalty reports and amounts received from the licensees, are determined to be less than 95% of the amount payable under this Agreement in any consecutive six-month period, in which case SMI shall immediately pay to IGT the amount of such underpayment, plus interest at the maximum legal rate allowable, and shall be responsible for payment of IGT’s reasonable costs of such inspection.

6.6                   Collection Efforts.  SMI shall use commercially reasonable efforts to collect all fees, royalties or other consideration due to SMI derived from the licensing of the Purchased Patents to third parties or from otherwise permitting third parties to use the Purchased Patents.  Any third party collection expenses, fees or costs incurred by SMI under this Section 6.6 shall be borne equally by SMI and IGT, and IGT shall properly reimburse SMI for its share of such third party expenses, fees or costs.

7.0                   SMI Restrictive Covenant.

7.1                   SMI Restrictive Covenant.  Prior to the expiration or termination of the Three-Party Agreement, and subject to a potentially shortened period as set forth in Sections 5.4 and 7.2 of this Agreement, or in the Three-Party Agreement, SMI will not make, have made, use, offer for sale, sell, import, export or otherwise commercially exploit any systems, products or services covered by any of the Purchased Patents except pursuant to the Three-Party Agreement, provided however, that there shall be no restrictions of any kind on SMI’s rights to confidentially and internally develop any products, whether or not covered by the Third Party Agreement.

7.2                   Potential Modification of Restrictive Covenant.  Notwithstanding the foregoing, if after five (5) years from the Effective Date, PGIC/IGT have not installed at least 5,000 tables with automated chip tracking technology, then SMI may request that IGT release SMI from the requirements of Section 7.1.  Upon such request, IGT will negotiate with SMI, in good faith, the terms and conditions that would be acceptable for said release, and IGT shall warrant and indemnify PGIC’s consent necessary to carry such a release.

8.0                   Protection of Purchased Patents.

8.1                   Patent Prosecution and Maintenance.  Within 30 days of the Effective Date, SMI shall (a) deliver to IGT a copy of all of its correspondence with the USPTO or other relevant patent office relating to the Purchased Patents, along with all associated files and notes, retaining a copy of the same for itself, and (b) instruct such offices to update the attorney of record to include such attorney as IGT may specify.  Thereafter, […***…] shall (a) maintain all issued Purchased Patents except for the […***…]; (b) prosecute all unissued Purchased Patents except for the […***…]; (c) upon the request of […***…], provide […***…] with all correspondence with the

***Confidential Treatment Requested

USPTO or other relevant patent office relating to the prosecution and maintenance of all Purchased Patents; and (d) use commercially reasonable efforts to consult with […***…] with regard to all filings or other prosecution or maintenance of the Purchased Patents.  To the extent there is a disagreement between […***…] regarding the appropriateness of a filing, which is brought to […***…] attention prior to the filing, […***…] shall be […***…] on the […***…],[…***…], and […***…].  […***…] shall […***…] in the […***…] of such prosecution and maintenance, and shall […***…] have a duty to reasonably cooperate in such prosecution.   […***…] shall bill […***…] for its share of such third party expenses, and […***…] shall pay such bills within 30 days of receipt.  If and when the […***…] is made in accordance with […***…],[…***…] shall, at its sole discretion, maintain all issued […***…] and prosecute all unissued […***…].

8.2                   Patent Disclosures.  Throughout the term of this Agreement, each party shall promptly, but in no event later than 30 days after receipt of notice thereof, notify the other party (a) of any nullity actions, oppositions, reexaminations or declaratory judgment actions of which it is aware alleging the invalidity or unenforceability of any Purchased Patents; (b) if it reasonably believes that the Purchased Patents are being infringed by a third party; or (c) of any […***…] of which such party is aware that could reasonably be expected to […***…] as permitted under this Agreement […***…] to such […***…].

8.3                   Enforcement of Purchased Patents.  Subject to applicable law, each party shall have the right to enforce and bring suit against infringers of the Purchased Patents in accordance with this Section 8.3.  Neither party may bring suit against any infringer of the Purchased Patents without first notifying the other of such infringement and consulting with the other regarding any potential litigation.  Until such time that […***…] shall not have the authority to bring suit against any infringer of the […***…] unless receiving prior approval from […***…], provided that […***…] makes reasonable efforts in the enforcement of the […***…]; if […***…] does not make such reasonable efforts, then […***…] shall have the authority to bring such suit.  After such consultation and/or approval, either party may commence litigation against the infringer or infringers which were the subject of such notice and consultation.  The party commencing the litigation shall give the other party prompt notice of the commencement of any such litigation and the date of first service of a complaint, and the other party may voluntarily join such litigation by providing the party commencing the litigation with notice of such election.  Whether or not the other party elects to voluntarily join such litigation, such other party shall cooperate at the expense of the party commencing the litigation in every reasonable way with the party commencing the litigation with respect to such litigation.  The party commencing such litigation shall control such litigation, except where the other party has voluntarily joined such litigation, in which case the parties shall jointly make all decisions regarding such litigation.  In the event of such voluntary joining, IGT and SMI shall […***…], including without limitation, […***…]; and […***…] shall […***…].

8.4                   Settlement of Any Litigation.  If one of IGT or SMI wants to accept a settlement offer (which offer must be […***…] unless otherwise agreed by mutual agreement of IGT and SMI), and the other party does not, then the party wanting to accept the settlement shall […***…]; and the non-accepting party shall […***…] and be

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[…***…].  Further the non-accepting party must […***…] and […***…].  If […***…] wants to opt out of a litigation after voluntarily joining such litigation, without respect to a settlement offer, such opt out will be subject to […***…].

8.5                   Marking.  Each party agrees to mark all products sold or placed into the field with the patent numbers of any Purchased Patents which cover such products.

8.6                   Confidential Information.  With respect to all technology related to optical or RFID chip reading and that is within the Scope of Product in the Three-Party Agreement, and that is a trade secret of a party, or that has been generally held in confidence by such party prior to the Effective Date, such party shall continue to hold such information in confidence, and shall not disclose such information to any person except as expressly permitted herein, unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that such party may become so legally compelled, then such party may disclose such information only if it shall first have used reasonable efforts to obtain, and, if practicable, shall have afforded the other party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.  This Section 8.6 and any confidentiality obligations herein shall not apply when any patents related to optical or RFID chip reading are published by the U.S.P.T.O.

9.0                   Warranties; Disclaimers; Liability Limitations.

9.1                   General Representations and Warranties.  Each party represents and warrants to the other as follows: (a) it is a valid and existing corporation and in good standing under the laws of the state of its incorporation; (b) it has the corporate power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such party in connection with the valid execution and delivery of this Agreement or the performance by such party of any of its obligations hereunder; and (f) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

9.2                   SMI Intellectual Property Representations and Warranties.  SMI hereby makes the following representations and warranties to IGT, in each case, as of the Effective Date.  Except, as applicable, for: i) the […***…] to the […***…] to […***…], copies of which agreements […***…] acknowledges receipt; ii) the […***…]; and iii) the […***…]; (a) SMI has all rights necessary to grant the assignment of rights in the Purchased Patents granted to IGT hereunder; (b) SMI has not granted to any other person or entity any rights, licenses or privileges in the Purchased Patents that would conflict with the rights granted to IGT hereunder; (c) SMI is not a party to any

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agreements which would require any third-party consents, waivers or authorizations needed for SMI to grant the assignment of rights in the Purchased Patents in accordance with the terms of this Agreement; (d) assuming that […***…], and […***…], SMI has no actual knowledge, without any duty of inquiry or investigation that, the […***…]; (e) the Purchased Patents are not, as of the Effective Date, subject to any lien or other encumbrance, and excluding any preexisting licenses and the claims referenced in 8.2(d); (f) […***…] and the […***…] and […***…] involving the […***…], there are no […***…] of any […***…] or to SMI’s actual knowledge, and without any duty of inquiry or investigation, any […***…]; and (g) SMI will not unilaterally impair or otherwise adversely affect the rights of IGT in any of the Purchased Patents, other than what may result from any approval, denial of approval, decision, joint action or joint omission by IGT and SMI.

9.3                   IGT Intellectual Property Representations and Warranties IGT hereby makes the following representations and warranties to SMI, in each case, as of the Effective Date: (a) IGT has all rights necessary to grant the Covenant Not to Sue in the Alcorn Patents granted to SMI hereunder; (b) IGT has not granted to any other person or entity any rights, licenses or privileges in the Alcorn Patents that would conflict with the rights granted to SMI hereunder; (c) IGT is not a party to any agreements which would require any third-party consents, waivers or authorizations needed for IGT to grant a Covenant Not to Sue in the Alcorn Patents in accordance with the terms of this Agreement; and (d) the Alcorn patents are not, as of the Effective Date, subject to any lien or other encumbrance that would materially adversely affect the rights granted to the Alcorn Patents to SMI hereunder.

9.4                   Warranty Disclaimers.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER WITH REGARD TO ANY PRODUCTS, SERVICES OR INTELLECTUAL PROPERTY RIGHTS LICENSED, PURCHASED, DELIVERED OR PERFORMED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NON-INFRINGEMENT.

9.5                   Limitations on Liability.  Neither party shall be liable to the other for any consequential or incidental damages arising out of any breach of this Agreement or any claims relating thereto.

10.0            Indemnification.

10.1            Indemnification Obligations.  Each party (the “Indemnifying Party”) shall indemnify, defend and hold the other party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any and all damages, costs and expenses arising from any third party claims, threats, proceedings or suits (“Third Party Claims”) to the extent such Third Party Claims arise from or relate to the Indemnifying Party’s breach of any representation, warranty or covenant hereunder.

10.2            Indemnification Procedures. Upon receiving notice of any Third Party Claim covered by Section 10.1, the Indemnified Party shall notify the Indemnifying Party promptly; provided, however, that the right of indemnification hereunder shall not be adversely affected by a failure to give such notice, unless and only to the extent that

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the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may assume control of the defense of any such claim; provided, however, that the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  The Indemnifying Party shall not settle any such claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified under this Agreement. If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section 10.2, then the Indemnifying Party may participate in such investigation, defense or trial, solely at its cost and expense, and the Indemnified Party shall have the right to defend or settle such claim in such manner as the Indemnified Party deems appropriate, solely at the cost and expense of the Indemnifying Party.

11.0            General Terms and Conditions.

11.1            Notices.  Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice will be deemed given if made in writing and delivered either by hand, by a recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a recognized overnight delivery service (with charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two days of facsimile transmission), addressed to each party as follows:

If to SMI, such notices shall be delivered to:

Legal Department

Attention: Jerry Smith Senior

Vice President and General Counsel

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

with copies to:

Paul Meyer, President and Chief Operating Officer

Rich Baldwin, Senior Vice President and Chief Financial Officer

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

If to IGT, such notices shall be delivered to:

Legal Department

Ken Creighton

IGT

9295 Prototype Drive

Reno, NV  89511

with copies to:

Rich Pennington

E.V.P., Corporate Strategy

IGT

9295 Prototype Drive

Reno, NV  89511

and

Mark Hettinger

Director, Corporate Strategy

IGT

9295 Prototype Drive

Reno, NV  89511

or such other address as any such party may designate in writing, and delivered to the other parties hereto pursuant to this Section 11.1.

11.2            Relationship of the Parties.  The parties will remain at all times independent contractors.  In all matters relating to this Agreement, each party hereto will be solely responsible for the acts of its employees and agents, and employees or agents of one party shall not be considered employees or agents of the other party.  No party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party nor shall either party act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations.  Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

11.3            No Third Party Beneficiary.  Except as set forth herein, this Agreement will not confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.

11.4            Integration.  This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein and thereon, and supersedes all prior agreements or understandings of the parties with respect to the subject matter of this Agreement.

11.5            Modification; Waiver.  No alleged waiver, modification or amendment to this Agreement shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted.  The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof.

11.6            Severability.  If any provision of this Agreement, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will in no way be effected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

11.7            Assignment.  Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which can be withheld in such party’s sole discretion.  Any merger, consolidation, or sale of all or substantially all of the assets of either party, or any other transaction in which more than fifty percent (50%) of the voting securities of either party is transferred, shall be deemed an assignment of this Agreement by such party for the purposes of this Section 11.7.  Any purported transfer or assignment in violation of this Section 11.7 shall be void.

11.8            Successors and Assigns.  This Agreement inures to the benefit of, and is binding upon, the permitted successors and permitted assigns of the parties.

11.9            Terms of Agreement.  Both SMI and IGT agree that this Agreement and its provisions shall remain confidential, protected as confidential information, and shall only be distributed to those persons within SMI and IGT that have a need to know, subject to any disclosure required by law or regulation to the SEC, Department of Justice, any gaming regulatory entity or any court or tribunal of competent jurisdiction.  Notwithstanding the foregoing, either party shall have the right to disclose the terms of this Agreement to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

11.10      Surviving Provisions.  The following provisions of this Agreement shall survive any expiration of this Agreement for a period of six years:  Sections 8.2(b), 8.4 8.5, 9, 10 and 11.

11.11      Governing Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada without giving effect to applicable conflict of laws provisions.

11.12      Jurisdiction.  Subject to Section 11.13, with respect to any litigation arising out of or relating to this Agreement, each party agrees that it shall be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in the State of Nevada.

11.13      Mediation.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be addressed by the CEO’s of the parties upon the request of either party.  If such officers cannot settle the matter to the parties’ mutual satisfaction with 15 days, then either party may request mediation of such dispute, with a mediator mutually agreed upon by the parties, and the other party shall cooperate in good faith with such mediation.

11.14      Equitable Relief.  The parties agree that a breach of this Agreement may cause irreparable harm to the non-breaching party, and the non-breaching party will be entitled to seek injunctive or other equitable relief to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which the non-breaching party may be entitled, at law, in equity or otherwise.

11.15      Counterparts.  This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

11.16      Attorney’s Fees.  With respect to any dispute, litigation, arbitration or proceeding instituted by a party to collect any monies alleged to be due it against the other party, or to otherwise enforce the terms of this Agreement, the prevailing party shall also be entitled to recover its attorney’s fees and litigation costs and expenses, in addition to any other remedies obtained by it.

11.17      Affiliate or Subsidiary Responsibility.  Shuffle Master, Inc. shall be responsible for all acts of any affiliate or wholly-owned subsidiary of Shuffle Master, Inc. in connection with this Agreement, and any breach of this Agreement by any SMI entity shall be deemed a breach by Shuffle Master, Inc.  IGT shall be responsible for all acts of any affiliate or wholly-owned subsidiary of IGT in connection with this Agreement, and any breach of this Agreement by any IGT entity shall be deemed a breach by IGT.

Both SMI and IGT, by their duly authorized signatures below, agree to this Agreement and all of the terms and conditions herein.

IGT		SHUFFLE MASTER, INC.

Signed:	/s/ Rich Pennington	Signed:	/s/ Paul Meyer

Printed Name: Rich Pennington		Printed Name: Paul Meyer
Title: EVP Corporate Strategy		Title: President and COO

Exhibit A
Referenced Patents

1.  ENPAT Patents and Patent Applications

U.S. Patent 5,735,742

U.S. Patent 5,651,548

2.  Schubert Patents and Patent Applications

U.S. Patent 6,313,871

U.S. Application No. 10/703,029

3.  Fishbine Patents

U.S. Patent 5,781,647

U.S. Patent 6,532,297

U.S. Application No. 10/385,150

U.S. Application No. 11/072,173

4.  Alcorn Patents

U.S. Patent 5,643,086

U.S. Patent 6,106,396

U.S. Patent 6,147,522

U.S. Patent 6,620,047

U.S. Application No. 10/601,465

U.S. Application No. 10/292,154